Exhibit 7(a)(2)
                 CONTROL RESOURCES CORPORATION


                         Balance Sheets

                   December 31, 1996 and 1995


                        Assets (Note 7)


                                                1996                 1995
Current assets:
  Cash and cash equivalents               $    168,087         $    530,826
  Accounts receivable (note 4)               3,131,748            1,973,935
  Inventories (note 5)                       1,898,251            1,076,817
  Prepaid expenses                              80,929              129,206
  Income tax refund receivable                 165,139                   --
                                         -------------         ------------

    Total current assets                     5,444,154            3,710,784
                                         -------------         ------------

Property, plant and equipment:
  Machinery, equipment and
    test fixtures                            1,853,888            2,171,825
  Furniture and fixtures                       203,793              200,370
  Leasehold improvements                        36,847               34,647
                                         -------------         ------------
                                             2,094,528            2,406,842

  Less accumulated depreciation
    and amortization                         1,109,184            1,421,330
                                         -------------         ------------

  Net property, plant and equipment            985,344              985,512
                                         -------------         ------------

Deferred income taxes (note 10)                     --               95,931
Other assets                                    68,601               71,497
                                         -------------         ------------

                                         $   6,498,099         $  4,863,724
                                         =============         ============


Liabilities and Stockholders' (Deficit) Equity

Current liabilities:
  Bank revolving demand line of
    credit (note 7)                          1,612,000                   --
  Note payable (note 7)                        500,000                   --
  Current portion of long-term
    debt (note 7)                              250,099              189,335
  Accounts payable and accrued
    expenses (note 6)                        2,293,458              681,677
  Income taxes payable                              --               15,902
  Deferred revenue                           3,519,053              495,716
                                         -------------         ------------

    Total current liabilities                8,174,610            1,382,630

Long-term debt (note 7)                        259,432              221,385
                                         -------------         ------------

    Total liabilities                        8,434,042            1,604,015
                                         -------------         ------------

Stockholders' (deficit) equity (note 9):
  Common stock $.01 par value.
    Authorized 4,000,000 shares;
    issued and outstanding
    2,824,758 shares                            28,248               28,248

  Capital in excess of par value             1,412,566            1,412,566

  (Accumulated deficit)
     retained earnings                      (3,376,757)           1,818,895
                                         -------------         ------------

Total stockholders' (deficit) equity        (1,935,943)           3,259,709

Commitments and contingencies (note 8)

                                         -------------         ------------
                                         $   6,498,099         $  4,863,724
                                         =============         ============



See accompanying notes to financial statements.